Exhibit 10.27

Without Prejudice

Compromise Agreement

Pregis Corporation

and

Peter Lewis

March 2007

99 City Road

London EC1Y 1AX

Tel: +44 20 7972 9600

Fax: +44 20 7972 9602

DATE:

PARTIES:

(1)	PREGIS CORPORATION a company incorporated in the State of Delaware based at 1650 Lake Cook Road, Deerfield, Illinois 60015, USA and JIFFY PACKAGING UK LIMITED a company incorporated in England based at Road Four, Industrial Estate, Winsford, Cheshire CW7 3QR (together the “Company”); and

(2)	PETER LEWIS of Dalton Hall, Dalton, North Yorkshire DL11 7GU (“Employee”).

1.	BASIS OF AGREEMENT

1.1	The Employee was employed by Jiffy Packaging UK Limited a wholly owned subsidiary of Pregis Corporation under a contract of employment dated 7 November 1990 as amended by a letter dated 3 July 2000 (“Contract of Employment”).

1.2	The parties have entered into this agreement to record and implement the terms upon which they have agreed to settle all outstanding claims which the Employee has or may have against the Company or any of its subsidiaries arising out of or in connection with or as a consequence of his employment and/or its termination. The terms set out in this agreement constitute the entire agreement between the parties and are without admission of liability on the part of the Company.

2.	TERMINATION OF EMPLOYMENT, SALARY AND EXPENSES

2.1	The Employee’s employment will terminate with effect from 30 April 2007 (Termination Date).

2.2	The Company will continue to pay or provide the Employee the following up to and including the Termination Date:

2.2.1	any salary accrued less income tax and National Insurance contributions;

2.2.2	any pension contributions that are currently paid by the Company to the Baldwin Defined Benefit Scheme;

2.2.3	any insurance cover or entitlements currently provided by the Company;

2.2.4	the Employee’s current payments constituting car allowance; and

2.2.5	salary in lieu of any holiday entitlement accrued to, but untaken by, the Employee as at the Termination Date.

2.3	The Company will pay to the Employee any reasonable business expenses incurred by him up to the Termination Date. Payment will be made following the submission by the Employee to the Company of a completed claim form and supporting vouchers in accordance with the Company’s normal procedure for claiming expenses. Such expenses to be reimbursed by the Company to the Employee within 28 days of their submission.

3.	ADDITIONAL PAYMENTS AND BENEFITS

3.1	Subject to the Employee’s compliance with his obligations under this agreement and to him providing his diligent, best efforts to the Company prior to the Termination Date the Company will pay the Employee the following payments;

3.1.1	Within 14 days of the Termination Date a payment to the Employee as compensation for loss of employment of £123,638 (one hundred and twenty three thousand, six hundred and thirty eight pounds) which will be subject to any statutory deductions prior to payment.

3.1.2	An additional payment required by the trustees of the Baldwin Defined Benefit Scheme to provide for the Employee to be treated as if his employment had continued until 31 December 2007 for the purpose of assessing his pensionable service in the said scheme and the Company agrees that it will take reasonably practicable steps to procure that the said payment is allocated for the benefit of the Employee only.

3.2	The Company has also agreed that it will waive its right to buy back the 20 shares of Pregis Corporation stock which the Employee purchased when the Employee’s employment terminates on condition that the Employee does not compete with the activities at the Termination Date of any Relevant Group Company (as defined in clause 12.3) or the Company either directly or indirectly in any capacity, solicit the Company’s employees either directly or indirectly for example by assisting a third party to do so or disparage Pregis, its officers or employees. If the Employee breaches the requirements set out in this clause 3.4 then the Company’s waiver will no longer be valid or enforceable and the Employee agrees that the Company will be entitled to buy back the said 20 shares at either the fair market value or the initial purchase price whichever is the lower at the date the breach is identified by the Company.

3.3	The parties understand that, in accordance with section 403 of the Income Tax (Earnings and Pensions) Act 2003 the first £30,000 of the payment set out in clause 3.1 may be paid free of tax and accordingly the first £30,000 of the said payment will be paid free of tax and employee national insurance contributions, but the Company gives no undertaking as to the tax treatment of the payment.

4.	SETTLEMENT OF CLAIMS

4.1	The Employee accepts the payments and any benefits set out in clause 3 in full and final settlement of any claims which he has brought or could bring against the Company or any of its subsidiaries in relation to his employment or the termination of that employment including, in particular, any claims under statute, common law or European Union law for a redundancy payment or for remedies for alleged:

4.1.1	unfair dismissal;

4.1.2	wrongful dismissal;

4.1.3	breach of contract;

4.1.4	unlawful discrimination on the grounds of age, sex, race or disability, sexual orientation, religion or belief;

4.1.5	unauthorised deduction from pay;

4.1.6	non-payment of holiday pay;

4.1.7	breach of the Working Time Regulations 1998;

4.1.8	a redundancy payment whether statutory or other;

4.1.9	detriment suffered on a ground set out in section 47B of the Employment Rights Act 1996 (protected disclosures);

4.1.10	breach of the National Minimum Wage Act 1998; and

4.1.11	compensation under the Data Protection Act 1998.

4.2	The claims referred to in clause 4.1 do not include any claims in respect of personal injury resulting from negligence or any claims arising from the Employee’s membership of the Baldwin Defined Benefit Scheme.

4.3	The Employee warrants and represents that, to the best of his knowledge and belief, he does not currently suffer from any physical or mental condition or ailment which was caused or contributed to by his employment with the Company.

4.4	The Employee warrants and represents to the Company that he has not at any time done or failed to do anything which amounts to a repudiatory breach of any express or implied term of his employment which would (or would have) entitled the Company to terminate his employment without notice or payment in lieu of notice.

4.5	The Employee warrants and represents to the Company that he is not aware of any facts or circumstances that may give rise to a claim against the Company or its officers or employees howsoever arising other than those claims specified in clause 4.1.

4.6	The waiver in clause 4.1 shall have effect irrespective of whether or not, at the date of this agreement, the Employee is or could be aware of such claims or have such claims in his contemplation (including such claims which the Employee becomes aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

5.	TAX INDEMNITY

The Employee will indemnify the Company against any claim made by HM Revenue and Customs or other competent authority for any income tax or employee National Insurance contributions arising from the Compensation Payment and benefits referred to in clause 3.

If the Company is called upon to account to HM Revenue and Customs or any other competent authority for such income tax or employee National Insurance contributions, the Employee will, at the request of the Company, immediately pay to the Company an amount equal to the sums demanded from it by HM Revenue and Customs or other competent authority (other than those incurred as a result of any default or delay by the Company). The Company will allow the Employee a reasonable opportunity, at his own expense, to dispute the demand by HM Revenue and Customs or other competent authority prior to meeting any request for payment from HM Revenue and Customs, but in such event the Company will not be liable for any fines or penalties.

6.	RETURN OF PROPERTY

6.1	The Employee will return to the Company’s premises at Winsford by 5.00 p.m. on the Termination Date all correspondence, memoranda, reports, customer lists, files, books, working papers and any other documents, databases, computer disks or tapes (in each case whether originals, copies or extracts), keys, fuel cards, credit cards, laptop computers, mobile telephones) and any other property belonging to the Company and prepared by the Employee or which came into his possession, custody or control in the course of his employment.

6.2	The Employee confirms that upon termination of his employment, he will not retain any of the items or copies of items described in clause 6.1.

7.	RESIGNATION AS DIRECTOR

The Employee will resign as a director of the subsidiary companies listed in Schedule 1 with effect from the Termination Date by signing, and providing to the Company, a letter of resignation in the form set out in Schedule 2 for each subsidiary company.

8.	CONFIDENTIALITY

8.1	Save as may be required pursuant to clause 11 below the Employee undertakes to keep the terms of this agreement strictly confidential and not to disclose in any manner whatsoever, whether directly or indirectly, either the amount of, or the fact of the Compensation Payment and the benefits referred to in clause 3 to any third party other than to the HM Revenue & Customs or as otherwise may be required by law or to his professional advisers.

8.2	The Employee accepts and agrees that the express and implied duties relating to confidential information continue after the Termination Date.

9.	INDEPENDENT LEGAL ADVICE

9.1	The Employee represents and warrants to the Company that:

9.1.1	prior to entering into this agreement, he received independent legal advice from Christopher James Maddock of Robert Muckle LLP, Norham House, 12 New Bridge Street West, Newcastle-upon-Tyne NE1 8AS (“Independent Adviser”), who has signed the certificate at Schedule 3;

9.1.2	such independent legal advice related to the terms and effect of this agreement and, in particular, its effect upon his ability to make any further claims in connection with his employment or its termination;

9.1.3	he has provided the Independent Adviser with all available information which the Independent Adviser requires or may require in order to advise whether he has any such claims; and

9.1.4	he was advised by the Independent Adviser that there was in force, at the time when he received the independent legal advice, a policy of insurance covering the risk of a claim by the Employee in respect of losses arising in consequence of that advice.

9.2	The Company will contribute up to a maximum of £2,500 ( two thousand five hundred pounds), plus value added tax, towards any legal fees reasonably incurred by the Employee in obtaining independent legal advice regarding the terms and effect of this agreement. The contribution will be paid within fourteen days of the Company receiving from the Independent Adviser’s firm an appropriate invoice addressed to the Employee and expressed to be payable by or on behalf of the Company.

10.	COMPLIANCE WITH STATUTORY PROVISIONS

10.1	The Employee and the Company acknowledge that the conditions regulating compromise agreements including the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006, the National Minimum Wage Act 1998 have been satisfied in respect of this agreement.

11.	FURTHER OBLIGATIONS

11.1	The Employee agrees to make himself available to, and to co-operate with, the Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company will reimburse the Employee in respect of all reasonable expenses he incurs in providing the assistance.

12.	RESTRICTIVE COVENANTS

12.1	In consideration of a further payment to the Employee within 14 days after the Termination Date of £1000 (one thousand pounds) which is subject to any statutory deductions before payment, the Employee agrees to the terms set out in this clause 12.

12.2	Subject to compliance with the terms of this clause 12, the Company will pay the sum of £45,000 (forty five thousand pounds) less such income tax and employee’s national insurance contributions as the Company is required, to deduct to the Employee within 14 days of the end of the Restrictive Covenant Period as defined in clause 12.3 below.

12.3	In this clause 12 the following expressions have the following meanings:

“Critical Person”	any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or knowledge of or influence over the clients, customers or suppliers of the Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company;

“Group Company”	in this Agreement “Group” means the

Company, any holding company of the Company for the time being and any subsidiary (as defined in Section 736 of the Companies Act 1985) for the time being of the Company or its holding company and “Group Company” means any company in the Group;

“Products or Services”	products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company within the Relevant Period;

“Relevant Customer”	any person, firm, company or organisation who or which at any time during the Relevant Period is or was:

(a) negotiating with the Company for the sale or supply of Relevant Products or Services; or

(b) a client or customer of the Company the sale or supply of Relevant Products or Services; or

(c) in the habit of dealing with the Company for the sale or supply of Relevant Products or Services and in each case with whom or which the Employee was directly concerned or connected or of whom or which the Employee had personal knowledge during the Relevant Period in the course of his employment hereunder;

“Relevant Group Company”	any Group Company (which excludes Pregis Corporation and Jiffy Packaging UK Ltd) for which the Employee has performed services under his Contract of Employment or for which he has had operational/management responsibility at any time during the Relevant Period;

“Relevant Period”	the period of 12 months immediately before the Termination Date;

“Relevant Products or Services”	Products or Services with which sale or supply the Employee was directly concerned or connected or of which he had personal knowledge during the Relevant Period in the course of his employment with the Company or its predecessors;

“Restricted Territory”	any area or territory in which the Employee worked or to which the Employee was assigned by the Company at any time during the Relevant Period which for the avoidance of doubt includes the European Economic Area;

“Restrictive Covenant Period”	the period of 12 months from the Termination Date.

12.4	The Employee will not without the prior written consent of the Company which may be requested via the Chief Executive Officer of the Pregis Corporation or Pregis Corporation’s Legal Counsel for the time being (such consent not to be unreasonably withheld) directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

12.4.1	within the Restricted Territory for a period of 12 months from the Termination Date be engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other business which supplies Products or Services in competition with the Company or any Relevant Group Company provided that this restriction does not apply to prevent the Employee from: (i) undertaking duties or activities which are materially different from those undertaken by him during the Restricted Period in the performance of his duties; or (ii) holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than four per cent. of the votes which could be cast at a general meeting of such company;

12.4.2	within the Restricted Territory for a period of 12 months from the Termination Date be engaged, concerned or interested in any business which at any time during the Relevant Period has supplied products or services to the Company or the Relevant Group Company or is or was at any time during the Relevant Period a Relevant Customer of the Company or the Relevant Group Company if such engagement, concern or interest causes or would cause the supplier to cease, alter or materially to reduce its supplies to the Company or the Relevant Group Company or the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or the Relevant Group Company; or

12.4.3	for a period of 12 months from the Termination Date so as to compete with the Company or the Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

12.4.4	for a period of 12 months from the Termination Date so as to compete with the Company or the Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

12.4.5	for a period of 12 months from the Termination date solicit, induce or entice away from the Company or the Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or the Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or the Relevant Group Company;

12.4.6	use in connection with any business any name which includes the name of the Company or any colourable imitation of it.

12.5	Whilst the restrictions in this clause 12 (on which the Employee has had an opportunity to take independent advice) are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this clause 12 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in clause 12.3) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

12.6	If the Employee applies for or is offered a new employment, appointment or engagement, before entering into any related contract the Executive will bring the terms of this clause 12 only to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

13.	GENERAL

13.1	This agreement will not be construed as imposing any obligation upon the Company to fund or permit the provision of any early retirement benefits to the Employee.

13.2	This agreement will be governed by and construed in accordance with English law and the parties submit to the jurisdiction of the English courts to settle any dispute in connection with this agreement.

13.3	This agreement may be executed in any number of counterparts, but will not take effect until each party has executed at least one counterpart. Each counterpart will constitute an original, but all the counterparts together will constitute a single agreement.

13.4	Although this agreement is marked “Without Prejudice”, it will, upon signature by both parties, be treated as an open document evidencing a binding agreement.

SCHEDULE 1

SUBSIDIARY COMPANIES

PREGIS HOLDING II CORPORATION

PREGIS CORPORATION

AMBASSADOR PACKAGING LIMITED

PREGIS BV

PREGIS GMBH

HEXACOMB S.A.

PREGIS JIFFY LIMITED

PREGIS KFT

PREGIS NV

PREGIS S.A.S.

PREGIS S.P.A.

PREGIS SP. Z.O.O.

PRVNI OBALOVA SPOL. S.R.O.

WELLENFOAM NV

KOBUSCH PACKAGING EGYPT LTD

PREGIS RIGID PACKAGING LTD

PREGIS (LUXEMBOURG) HOLDING S.A.R.L.

PREGIS (NETHERLANDS) HOLDING BV

PREGIS (UK) HOLDING I LIMITED

PREGIS (UK) HOLDING II LIMITED

PREGIS (ITALY) HOLDING S.R.L.

KOBUSCH SENGEWALD GMBH

Letter of resignation

The Directors

[•]

[•] 2007

Dear Sirs

I hereby resign as a director of [•]. My resignation is to be effective immediately.

Please arrange for particulars of my resignation to be filed with the Registrar of Companies.

Yours faithfully

Peter Lewis

SCHEDULE 2

Independent Adviser’s certificate

I, Christopher James Maddock, certify that Peter Lewis (“Employee”) has received independent legal advice from me as to the terms and effect of this agreement in accordance with the provisions of section 203(3) of the Employments Rights Act 1996, section 77(4A) of the Sex Discrimination Act 1975, section 72(4A) of the Race Relations Act 1976, section 9(3) of the Disability Discrimination Act 1995, regulation 35(3) of the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006, section 49(2) of the National Minimum Wage Act 1998.

I also warrant and confirm that I am a solicitor of the Supreme Court of England and Wales, and hold a current practising certificate. My firm, Robert Muckle LLP of Norham House, 12 New Bridge Street West, Newcastle-upon-Tyne NE1 8AS is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of any claim by the Employee in respect of any loss arising in consequence of such advice that I have given to him in connection with the terms and effect of this agreement.

Signed:

Date:

Signed by Steven C. Huston	/s/ Steven C. Huston
Signed

For and on behalf of the Company	13 March 2007
Dated

Signed by the Employee	/s/ Peter Lewis
Signed

13 March 2007
Dated